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                                                                     Exhibit 8.2

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                     [Effective Time]

Re: Registration Statement on Form
 S-4

Mission Critical Software, Inc.
13939 Northwest Freeway
Houston, TX 77040

Ladies and Gentlemen:

   We have acted as counsel for Mission Critical Software, Inc. ("MCS"), a Delaware corporation, in connection with (i) the Merger (the "Merger"), as defined and described in the Agreement and Plan of Merger dated as of February 26, 2000 (the "Merger Agreement") among NetIQ Corporation ("NetIQ"), a Delaware corporation, Planet Acquisition Corporation ("MergerSub"), a Delaware corporation and a wholly-owned subsidiary of NetIQ, and MCS and (ii) the preparation and filing of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (the "Proxy Statement/ Prospectus"), filed with the Securities and Exchange Commission (the "Commission"). You have requested our opinion regarding the United States federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

   In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, and (iii) that the representations made and the representations to be made by NetIQ (together with Merger Subsidiary) and MCS pursuant to Section 6.1(d) of the Merger Agreement are accurate and complete. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the inaccuracy of any of the documents or assumptions on which our opinion is based could affect our conclusions.

   Based upon the foregoing, in our opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and NetIQ, MCS and MergerSub will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Other than as expressly set forth above, we express no opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger.

   We hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the headings "THE MERGER-Material United States federal income tax considerations of the merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          Davis Polk & Wardwell